Exhibit 99.1

August 22, 2011

Dear shareholder:

Enclosed you will find our second quarter, 2011 report, showing the performance of your company.

Also, for your information, we are pleased to enclose our press release regarding our twelfth branch location, near Newport, PA, which is currently under construction. We look forward to expanding our community banking services to that area.

Finally, as you may recall, we post our stock activity and sellers list monthly on our web site at www.fnbmifflintown.com. Since the company and our stock volume have continued to grow, we wanted you to know that we will now be posting the stock data and sellers list weekly. Anyone that would like a copy of our stock activity and sellers list mailed to them or has any other questions can feel free to contact Jen Kauffman or Bobbi Leister of shareholder services at 717-436-2144, extensions 2125 or 2124, toll-free at 866-950-2144, or by e-mail to jskauffman@fnbmifflintown.com or bleister@fnbmifflintown.com. Please do not hesitate to contact me directly as well.

Your investment is greatly appreciated.

Sincerely,

Jody D. Graybill President and CEO